TRANSCRIPT

09 – 24 - 2025

Worthington Enterprises Inc.

2026 Q1 Earnings

TOTAL PAGES: 20

Worthington Enterprises Inc

2026 Q1 Earnings

CORPORATE SPEAKERS:

Marcus Rogier

Worthington Enterprises Inc; Treasurer and Investor Relations Officer

Joseph Hayek

Worthington Enterprises Inc; President and Chief Executive Officer

Colin Souza

Worthington Enterprises Inc; Chief Financial Officer

PARTICIPANTS:

Kathryn Thompson

TRG; Analyst

Dan Moore

CJS Securities; Analyst

Brian McNamara

Canaccord Genuity; Analyst

Susan Maklari

Goldman Sachs; Analyst

Walter Liptak

Seaport Research; Analyst

PRESENTATION:

Operator: Good morning and welcome to the Worthington Enterprises First Quarter Fiscal 2026 Earnings Conference Call. (Operator Instructions) This conference is being recorded at the request of Worthington Enterprises. If anyone objects, you may disconnect at this time.

I'd now like to introduce Marcus Rogier, Treasurer and Investor Relations Officer. Mr. Rogier, you may begin.

Marcus Rogier: Thank you, [Rob]. Good morning, everyone. Thank you for joining us for Worthington Enterprises’ First Quarter Fiscal 2026 Earnings Call. On the call today are Joe Hayek, our President and Chief Executive Officer, and Colin Souza, our Chief Financial Officer.

Before we begin, I'd like to remind everyone that certain statements made during today's call are forward-looking in nature and subject to risks and uncertainties that

Worthington Enterprises Inc

2026 Q1 Earnings

could cause actual results to differ materially from those expressed or implied. For more information on these risks and uncertainties, please refer to our earnings release issued yesterday after the market close, which is available on the Investor Relations section of our website.

Additionally, our remarks today will include references to non-GAAP financial measures. Reconciliations of these measures to the most directly comparable GAAP measures can also be found in the earnings release.

Today's call is being recorded and a replay will be available later on our website at worthingtonenterprises.com.

With that, I'll turn the call over to Joe for opening remarks.

Joseph Hayek: Thank you, Marcus. And good morning, everyone. Welcome to Worthington Enterprises Fiscal 2026 First Quarter Earnings Call. We had a very solid start to our fiscal year due to the collective efforts of our teams, and I want to start by saying thank you to all my colleagues for their dedication to each other, our company, our customers, and our shareholders.

In the quarter, we delivered strong year-over-year growth in sales, adjusted EBITDA and earnings per share. Our sales in Q1 were up 18% over last year and up 10% year-over-year, excluding sales from recently acquired Elgen. The gross margin was 27.1% in Q1 versus 24.3% last year. This improvement is after the adverse impact of a $2.2 million purchase accounting charge related to inventory acquired from Elgen. Adjusted EBITDA margin in the quarter was 21.4% versus 18.8% in Q1 a year ago.

I said this related to our Q4 results when we were together in June, but our results in Q1 again reflect our strategy in action. Despite numerous headwinds including cautious consumers and a hot summer that impacted after activities, and tariff costs and high interest rates that are impacting residential and commercial repair remodeling and construction activity, we grew our year-over-year adjusted EBITDA by 34%.

Our SG&A expenses were $4.5 million in the quarter but flat excluding the addition of Elgen despite our organic growth in sales and gross profit. As we continue our efforts to optimize our current businesses and grow Worthington, we do so not just the Steward and Worthington proud history, but as drivers of innovation and

Worthington Enterprises Inc

2026 Q1 Earnings

strategies that will power our future. We're committed to building a sustainable growth platform, and we will continue to leverage the Worthington Business System and its three growth drivers, innovation, transformation, and acquisitions, to maximize both our near and long-term success.

We've generated tremendous momentum with new product launches including the Balloon Time Mini, A2L refrigerant cylinders and new Halo grids. These new products are enabling us to take market share, grow new markets, and win new customers. The transformation efforts continue to be driven by value stream analysis, automation and new ways of thinking. But our goals do not change, we prioritize safety, asset utilization and cost optimization. The ongoing 80/20 initiatives in our water business is having a positive impact, and we're planning for additional 80/20 work streams in other areas of our business.

We believe our culture is a differentiator, and we're focused on acquiring companies with great teams that have developed sustainable competitive advantages in niche markets. Our acquisition of Elgen in June is an example of that. We're pleased with our integration of Elgen thus far, and we're excited about its growth prospects. That team has embraced our safety culture, and we're focused on capturing synergies and pursuing growth opportunities in multiple areas.

Last June, we acquired Ragasco, a pioneer and world leader in lightweight composite LPG cylinders. Ragasco recently celebrated 25 years in business and has manufactured and sold over 25 million cylinders into over 100 countries around the world. The people, culture and ongoing initiatives around safety, innovation and quality are second to none. We're very happy with their part of Worthington and a group of us is looking forward to celebrating with that team in person in Norway next week.

Earlier in September, we published our second sustainability report as Worthington Enterprises, and the content of that report makes us proud. For instance, we continue to outperform our industry benchmarks in safety with a total incident case rate 40% lower than our peers. We're constantly trying to improve and in fiscal '25, we renamed our safety culture at Live Safe. It is based on proactive mindsets, processes and actions that ensure our teams can be the best version of themselves at work and at home.

Worthington Enterprises Inc

2026 Q1 Earnings

While many of our end markets continue to face headwinds, we're performing very well and believe our best days are ahead of us. Leveraging our people-first performance-based culture, market-leading brands, a start-up mindset, the Worthington business system and our strong balance sheet, we will continue to improve everyday life by elevating spaces and experiences in a way that creates meaningful value for our employees, customers and investors.

I will now turn it over to Colin, who will take you through some details related to our financial performance in the quarter.

Colin Souza: Thank you, Joe. And good morning, everyone. We delivered strong financial results in Q1, getting our fiscal year off to a solid start. On a GAAP basis, we reported earnings of $0.70 per share compared to $0.48 per share in the prior year quarter. The current quarter included pretax restructuring and other expenses of $2 million or $0.04 per share compared to similar charges of $0.02 per share from the prior year quarter.

Excluding these items, adjusted earnings were $0.74 per share, up from $0.50 per share in the prior year quarter. Q1 also included a one-time pretax purchase accounting charge of $2.2 million related to the stepped-up value of inventory at Elgen, which negatively impacted profitability in the quarter. Consolidated sales for the quarter were $304 million, up 18% compared to $257 million in the prior year quarter.

The increase was primarily driven by higher volumes in our Building Products segment along with the inclusion of Elgen, which contributed $21 million following its acquisition in June. Gross profit increased significantly to $82 million, up from $62 million with gross margin expanding approximately 280 basis points to 27.1% and despite the $2.2 million purchase accounting charge at Elgen.

Adjusted EBITDA for the quarter was $65 million, up from $48 million in Q1 of last year and adjusted EBITDA margin in the quarter was 21.4% compared to 18.8% in the prior year quarter. On a trailing 12-month basis, adjusted EBITDA now stands at $280 million with a TTM adjusted EBITDA margin of 23.3%. Turning to our cash flow and capital allocation. We continue to invest in our operations while maintaining a disciplined and balanced approach.

Worthington Enterprises Inc

2026 Q1 Earnings

During the quarter, we invested $13 million in capital expenditures including $9 million related to our ongoing facility modernization projects. We also returned capital to shareholders, paying $9 million in dividends and repurchasing 100,000 shares of our common stock for $6 million at an average price of $62.59 per share. Our joint ventures provided $36 million in dividends, representing a 100% cash conversion rate on equity income, Cash flow from operations for the quarter was $41 million, and free cash flow was $28 million.

On a trailing 12-month basis, free cash flow totaled $156 million, representing a 94% free cash flow conversion rate relative to our adjusted net earnings. As a reminder, this figure includes elevated capital expenditures related to our facility modernization projects, which totaled $29 million over the same period. We have approximately $35 million of modernization spend remaining with the majority expected to be completed during fiscal 2026 and capital expenditures returning to more normalized levels thereafter. As that spend tapers down, we expect to see further improvement in free cash flow conversion over time. Turning to our balance sheet and liquidity.

We closed the quarter with $306 million in long-term funded debt carrying an average interest rate of 3.6% and $167 million in cash. Our leverage remains extremely low with ample liquidity supported by a $500 million undrawn credit facility. Net debt at quarter end was $139 million resulting in a net debt to trailing adjusted EBITDA ratio of approximately a half turn. Yesterday our Board of Directors declared a quarterly dividend of $0.19 per share payable in December 2025.

Let me now turn to our segment performance, where both businesses delivered results -- solid results to start the fiscal year. In Consumer Products, sales in Q1 were $119 million up 1% compared to the prior year quarter as a favorable shift in product mix was mostly offset by lower volumes. Adjusted EBITDA was $16 million with a 13.6% margin compared to $18 million and 15.1% in Q1 last year. The year-over-year decline was primarily driven by lower gross margin due to tariff charges and lower volumes. The broader consumer environment remains cautious and demand continues to be closely correlated to point-of-sale activity. That said, our brands are strong, our channels are stable and our products are not large ticket items.

Worthington Enterprises Inc

2026 Q1 Earnings

They are affordable, essential and play a meaningful role in elevating everyday experiences around outdoor living, celebration and home improvement. We're proud of how our consumer products team continues to perform and deliver value for customers despite macro headwinds.

Looking ahead, we believe the business is well positioned to benefit as consumer sentiment improves and demand returns to more normalized levels, supported by our market-leading brands, strong customer relationships and a transformational mindset. In Building Products, Q1 sales grew 32% year-over-year to $185 million, up from $140 million in the prior year quarter. Growth was driven by higher volumes and contributions from Elgen, which closed in June and contributed $21 million in sales for Q1.

Excluding Elgen, net sales were up 17%, reflecting continued strength in our cooling and construction products where we are supporting the refrigerant industry's transition to more environmentally friendly refrigerants, along with growth in our heating and cooking products, where we've enhanced our capacity and throughput as a result of the facility modernization investments made over the last year.

Adjusted EBITDA for the quarter was $58 million with an adjusted EBITDA margin of 31.3% compared to $40 million and 28.4% in Q1 last year. The improvement was primarily driven by volume growth in our wholly owned businesses, along with a modest year-over-year increase in equity income. Elgen's contribution to adjusted EBITDA was nominal as expected due to the previously mentioned nonrecurring purchase accounting charge. WAVE delivered another solid performance, contributing $32 million in equity earnings, up from $28 million in the prior year quarter.

ClarkDietrich operating in a more challenging environment, delivered a respectable $6 million in equity earnings compared to $9 million last year. The Building Products team is executing well and continues to do a great job delivering value-added and innovative solutions for our customers. We're also very pleased with our integration efforts thus far at Elgen. We remain excited about the potential growth at Elgen and believe their capabilities strengthen our presence in commercial HVAC and broaden our reach within the building envelope.

At this point, we're happy to take any questions.

Worthington Enterprises Inc

2026 Q1 Earnings

QUESTIONS:

Operator: (Operator Instructions) Your first question today comes from the line of Kathryn Thompson from TRG.

Kathryn Thompson: I just have a couple of operational at a bigger picture question. For your wholly owned building product segment, margins again were up in the quarter. I know that that's an initiative that you've been working on. But could you help us understand the -- what drove the margin in the quarter and really kind of the glide path of where you see they're going and what would be a normalized level based on your current portfolio?

Joseph Hayek: Sure, Kathryn. It's Joe. In building products, excluding WAVE and ClarkDietrich for a minute, I've no doubt that you or somebody else will get to those. But it's really a story of really nice execution in markets that are normalizing and normalized. We look at -- we had really solid growth in our heating and cooking business and really solid growth in our cooling and construction business as well. The water business also improved. The only business that was flattish was our European business, and that has more to do with some big orders and the general economic environment in Europe.

When we look at building products, we've talked about, I think EBITDA margin for the -- one businesses was 10.5% this quarter. We've talked about that getting over time upwards to sort of 12-ish, 13% not right away but that's the trend that we continue to see we're still a little seasonal, right? And when it's cold, there are more things going on.

But it's really a credit to those teams. In fact, last week for the first time in 6 years, we had all-employee banquet and awards where we got together to celebrate some service anniversaries and some MVPs, both on the personal side. But we gave away the first John H. McConnell Philosophy Award, and we gave that and drove this award to be given to a team or a group or a facility that went above and beyond in our fiscal year, related to safety and performance and really made a difference getting more towards our first corporate goal, which is to earn money for our shareholders and increase the value of their investment.

We were very, very happy to give that award to our facility in Paducah, Kentucky. That's fewer than 100 people. They made 900,000 A2L refrigerant cylinders last

Worthington Enterprises Inc

2026 Q1 Earnings

year, triple -- almost triple what they did the year before. And so it's those kinds of market-driven opportunities that we're trying really hard to take advantage of, and that's what you're really seeing a lot of momentum in building products.

Kathryn Thompson: That's helpful. Shifting to WAVE, another great quarter and still up $30 million in terms of contribution. Touched again on the drivers for this outperformance, and is this a level to be expected for the next -- for out quarters?

Colin Souza: Yes, Kathryn, this is Colin. So again, we continue to perform very well up year-over-year in terms of equity contribution for us and down slightly from Q4 for us. Q4 and Q1, those are their stronger quarters. But overall, within the business, their end markets, in particular when they serve areas like education, healthcare, transportation, data centers, those are still very healthy, very strong and offsetting some of the weakness in areas like office and in retail.

And you know WAVE’s operating model and how they go to market, and it's really driving value to contractors and really working hard to take labor time and ultimately cost out of the equation for those installs, and they do that extremely, extremely well and they continue to show value to those customers, and it flows through to their performance. So steady as she goes with -- in terms of WAVE and how they're going to perform. We're very happy with how that's going so far.

Kathryn Thompson: Okay. Then a final question. This is the bigger picture question. So, Worthington is often the only domestic manufacturer of some of your product lines. Tariffs are complicating the supply chain this year. And theoretically, Worthington should be in a better position relative to competitors with that domestic manufacturing footprint. In the last quarter, you touched briefly on having more conversations with customers, but it's difficult to quantify. Can you give an update on how that dynamic is progressing? Are there any further wins that -- where they can tie that to tariffs and just broader implications going forward? Thank you, and best of luck.

Joseph Hayek: Thanks, Kathryn. It's Joe. I'll take a shot at it, and certainly Colin at end. Yes, tariffs are complex for everybody, and they have multiple touch points for us in our consumer business. Where we have some of those tools that are manufactured for us, we had to effectively write a check for a couple of million dollars in the quarter to Uncle Sam. But as you point out, in a lot of our business, some in consumer and a lot within Building Products, we are the primary or only

Worthington Enterprises Inc

2026 Q1 Earnings

domestic manufacturer for those products, and we compete with imports. And so having a more level playing field with respect to pricing is helpful.

We've always prided ourselves on trying to be commercially excellent and trying to be really easy to do business with. So, we have absolutely had and continue to have good conversations with our customers domestically. Our supply chain is going to be tighter than somebody that's manufacturing overseas. But we've always really strived to create value and understand our customers' pain points, try and make their lives easier so that they can better serve their customers. Largely -- I mean a lot of our products, two-thirds-ish, end up in the hands of contractors. Whether it's a distributor or whether it's a retailer, we try really hard to help our customers better serve their own customers, which really are what they and we care about.

So, it is hard to pinpoint, but value candidly is easier to drive when your prices are competitive, and people are sensitive to prices, and so we're able to keep prices at a very reasonable level historically because we aren't subject to the tariffs that other people might be. So those conversations are ongoing, and we hope when we execute well that that makes our value proposition of that much more compelling.

Operator: Your next question comes from the line of Daniel Moore from CJS Securities.

Dan Moore: So, shift back to Building Products just for a second, very healthy organic growth. Can you just elaborate a little bit more on the pockets of strength. You mentioned cooling construction products, some of the heating products; how much of it is market growth? How much of the share gains? And as we think about moving forward, talk about the potential to outpace the market over the next 1, 2, 3 years?

Joseph Hayek: Sure. I think it's a mix, Dan. Some of it is a market normalization. Some of it is -- and that would probably be more in heating and cooking and in water. Some of it is market share gains. We saw some of those in the heating and cooking business and some in cooling and construction. But then the markets are behaving more normally, maybe a little bit more of a catch-up in heating and cooking, a little bit of growth in water, but then in refrigerants, right, in our cooling construction business, if you go all the way back to 2021, the American Manufacturing Act late 2020, 2021, really mandated a shift in refrigerant to more

Worthington Enterprises Inc

2026 Q1 Earnings

environmentally friendly gases. And so, you're seeing some of that load in and rollout over the past six or eight months.

These things happen periodically. So, I do think that that market has grown enough and continue to grow maybe more than it historically would have due to some of those shifts.

Dan Moore: Okay. That is helpful. Then -- go ahead, I'm sorry.

Joseph Hayek: No. you're good.

Dan Moore: All right. Shifting to consumer. Maybe just talk about the progress you're making in terms of new product lines and expanding distribution at retail, I'm thinking specifically about Balloon Time Mini, but you got some of the other new products and initiatives, where you're seeing the biggest increases in terms of retail customer penetration? And what's the runway for growth look like?

Joseph Hayek: Sure. So, with respect to consumer, revenue is up a little bit. Profitability down. We did have a tariff impact that was effectively, I'll call it more than the miss, if you will, relative to last year. We've seen point-of-sale tracking and really mirroring our own orders. And so our camping gas business and the tools business down a little bit, offset in large part by our Celebrations business, our helium business, which we continue to execute very well in part because of some of the shifts that have gone on with Party City not being part of the mix and our customers getting more of those customers, Walmart, Target, other people like that.

But then you mentioned a couple of things on new product side, Dan. And so with Balloon Time Mini specifically, that continues to enable us to have great conversations with new customers, and we talked about Target, talked about CVS. Walgreens is a recent win. You will soon be able to find in a couple of thousand Walgreens stores our products, both the Balloon Time Mini and the standard legacy Balloon Time product. We're delighted about that. Then Halo Griddles and Walmart, we talked about that historically. Small numbers, but that's gone well. In fact, in the spring of in 2026, that's kind of the beginning of, call it, grilling or griddle season, you'll be able to find Halo Griddles at even more stores than you could in these past few months.

Worthington Enterprises Inc

2026 Q1 Earnings

So that team is working really hard and doing a fantastic job really understanding our markets, understanding our consumers trying to reach consumers, both independently and through our retail partners. So, we're really pleased with that.

And consumer is probably more impacted sometimes than pieces of building products around people's ability to be mobile and to move. So we get lower interest rates that translate into lower mortgage rates, which, as you know have more to do with the longer end of the curve there, we expect that, that would add to our revenues and growth as well.

Dan Moore: Very helpful. And Kathryn touched on WAVE. Maybe just quickly ClarkDietrich their contribution pulled back to lowest levels since the start of the pandemic. Obviously, the environment is a little challenged there. Just talk about whether -- if this is the new normal, at least for now where do we go from here over the next few quarters?

Joseph Hayek: Yes. No. you're exactly right. The way that we think of our portfolio of businesses, a lot of our businesses really are right in the middle of repair, remodel, maintenance so we don't depend on new construction spending as much as some folks might. In ClarkDietrich, it is a little dependent on new construction spending and the U.S. Census Bureau suggested recently that 14 months of past construction spending peaked in May of 2024.

And so, you do have that number and that growth figure a little depressed. ClarkDietrich is a market leader, and they have continued to do well but you have fewer opportunities that are out there, especially on the smaller contracting side. You do have infrastructure projects and data center projects, mega projects continuing to get greenlighted and to go, which is great, but you'd like to have that mix of smaller projects as well.

You'll see lower steel prices. And so, you'll see people being very competitive, trying to, in oft cases, keep the lights on at some of these smaller companies. So, all that tends to lead to some margin compression for ClarkDietrich. We do see dodge momentum finally kind of picking up and looking good. That is a very leading indicator. A lot of times, you see a spike there.

It takes months plus for those to translate into sales for folks like ClarkDietrich and so pretty well positioned, but we think it's flat to potentially down a little bit in the

Worthington Enterprises Inc

2026 Q1 Earnings

next quarter or two and just because you've got to get through this period of uncertainty where people aren't willing to or able to get construction projects going. We know that will change. It always changes and ClarkDietrich tends to come out better on the other side, but we do have to get through this period. It's hard for us to be able to forecast whether it lasts two weeks or a couple of months or six or 8, but that's kind of where we are with that business.

Dan Moore: Okay. Last one, I'll jump back in queue. Just maybe talk about the M&A pipeline. As you described, free cash flow solid and poised to inflect higher as the CapEx cycle winds down. So, priorities for capital allocation and the outlook for potential either whether it's bolt-ons around Elgen manufacturing, other areas that could be potential opportunities to deploy capital over the next kind of 12-plus months?

Joseph Hayek: Sure. Our capital allocation priorities continue to center around being balanced with a bias towards growth. You'll see we pay $9 million in the dividend, and we continue to buy back shares selectively -- but we have a bias for growth. When we think about M&A and we think about our ability to continue to seek and add businesses that are high margin, low asset intensity leaders in niche markets, we're pretty excited about it.

I'll let Colin comment a bit more sort of some details around the pipeline and how we're thinking about it.

Colin Souza: Yes. Thanks, Joe. It's -- we feel like the pipeline is solid right now. The M&A markets are softer, but we're still finding those opportunities that are out there and spending time to really build those relationships and are excited about what that could become as we progress throughout the year. Our criteria, we're looking for leaders in niche areas across consumer and building products and that can demonstrate a sustainable competitive advantage, and that's our -- when we deploy our diligence process, that's what we're really looking to test. And a lot of those are in channels where we already have a big presence and a leadership position, and that gives us some ability to add value, whether it's through channel expertise or through manufacturing expertise or purchasing or price risk capabilities.

So, you're absolutely right, Dan. The acquisition of Elgen was a great one for us, and we're excited about that. That also gives us opportunity to look around their

Worthington Enterprises Inc

2026 Q1 Earnings

business into adjacencies to see where there may be some more value ahead. I am so excited about M&A in the future, it's going to be an important lever for us in terms of capital allocation and growth.

Dan Moore: Super. Look forward to hearing more out here in New York in a couple of weeks.

Operator: Your next question comes from the line of Brian McNamara from Canaccord Genuity.

Brian McNamara: I don't think you guys disclosed volumes in the release that you mentioned them qualitatively. Can you give us an idea of price versus volume growth for both segments in the quarter?

Joseph Hayek: I'll take a quick shot at it. The volumes up in Building Products, price pretty stable and consumer volumes were down, but mix shifted more heavily towards our Celebrations business, which per unit cost more, and that was really the driver there.

Colin Souza: Yes. And Brian, it's -- we did not disclose volumes. It becomes very complex, given the size of the products we're offering and then some of our recent acquisitions, different types of products. We're not just selling cylinders anymore. We're selling tools, we're selling components. So, the volume data points become a little too cloudy to be able to speak to and lumpy.

Brian McNamara: Got it. Okay. I know you got a tariff question earlier. I'm just curious, are you seeing tariff impacts and pricing in your markets? I think back in around Liberation Day there was a reasonable school of thought that there was kind of enough inventory in the channel to get us to the fall, and we're kind of here now. Your home center customers are also being careful with their comments on pricing, but are you seeing price increases on the shelf from your internationally sourced competitors and price gaps wide in there? And is that helping the company?

Colin Souza: Yes. Brian, not yet. The tariffs are driving the impact. Joe mentioned it, a couple of million dollars in our business that we paid on the consumer side related to tariffs. I think a lot of companies are still trying to work through how to

Worthington Enterprises Inc

2026 Q1 Earnings

handle that and what to do and also kind of waiting and seeing how things unfold. So, we're seeing that impact in our business. But at the shelf, it's a bit mixed.

Brian McNamara: Great. Then finally, I know there's a $2.2 million purchase accounting charge in there, but gross margins are lumpy. I know you're targeting kind of 30% over the medium term. How should we think about gross margin in the coming quarters? And any puts and takes there?

Colin Souza: Yes. Brian, we did 27% this quarter, up from 24%. There was purchase accounting in both periods for the acquisition from Elgen and then on Ragasco. Strong volumes within Building Products, we talked about earlier, drove some of the volume increase as well as some of the incremental initiatives across the company that are paying off. Sequentially, gross margin was down. Q1 and Q2 are seasonally weaker for us compared to Q3 and Q4.

So that wasn’t unexpected. But as you said, our goal over time here is to drive gross margins north of 30% and driving our -- holding our costs flat and SG&A as a percent of sales down 20%. So, we feel like we're still on track with that and our initiatives are driving some momentum and want that trend to continue.

Joseph Hayek: Yes. And Brian, Colin is absolutely right. Those numbers, right, that we're striving towards and trying to get to those are sort of annual numbers, and there'll be a little bit of puts and takes when you have seasonally slower periods like Q1 and Q2 your conversion costs will be naturally a bit higher. So, you probably overperform that in Q3 and Q4, relatively speaking. But our goal for that is more of an annual number.

Operator: Your next question comes from the line of Susan Maklari from Goldman Sachs.

Susan Maklari: My first question is going back to the operational efficiencies that you mentioned in your prepared remarks. You noted that you've seen some nice progress in the water business. I guess can you talk a bit more about that? And how do we think about where else those efforts can go to across the business and what they could mean over time.

Colin Souza: Yes, Susan, I think as Joe mentioned in his remarks, 80/20 initiatives. We piloted that in the water business about seven months ago. It's going very well.

Worthington Enterprises Inc

2026 Q1 Earnings

A lot of -- the focus there is how do we reduce complexity, increase focus and drive better results. So, we're in the middle of that. We're excited and the teams are very, very engaged. We've been pleased with what we've seen so far and to Joe's comments earlier, we're starting to evaluate where could this apply next across our portfolio, so we can continue to build that muscle and really drive this way of operating.

Joseph Hayek: Yes. And Susan, just a couple of other thoughts. We do really like how that way of thinking is challenging our historic norms. We've been at it for almost six months and so we've seen enough to know a couple of things. One, it's going to have a positive impact; and two, we'd like to do more of it. And so, I think you'll see us be thoughtful about how best to roll it out. We don't want to kind of try and boil the ocean, but we want to be thoughtful about it. It's going to be a great tool in our kit as we go forward.

But then the other piece, broader maybe than 80-20 is our constant evergreen initiatives on holding costs down. In our facilities, there are goals every single month, every single quarter, every single year in terms of taking costs out and across our facilities and certainly within the corporate organization, look, our healthcare costs continue to go up, obviously people get merit increases. But if you look at Q1 versus Q1 last year, we grew revenue, we grew gross profit -- but absent the inclusion of Elgen SG&A, our SG&A was flat year-over-year.

So that's a great testament to the work our teams are doing. That might not happen every single quarter, but it's something that we are very conscious of in that we believe we have a great platform, and we can grow our revenues and gross profits and keep the same kind of infrastructure and base, and we hope that over time that is consistent with being able to grow margins.

Susan Maklari: Yes. Okay. That's helpful color. Then turning to Elgen. Can you talk a bit about how that business can actually help in terms of hitting some of these targets that you've laid out, growing the business overall. And especially thinking about perhaps the less discretionary nature of HVAC and what that could mean in a tougher macro and especially if things slow further from here?

Colin Souza: Yes, Susan, it's -- we're very pleased with Elgen so far. It contributed, as I mentioned, $21 million in revenue and relatively breakeven from an EBITDA standpoint, which included the $2.2 million in purchase accounting. The stat we

Worthington Enterprises Inc

2026 Q1 Earnings

released on the business right when we acquired it, $115 million of revenue annually, $13 million in adjusted EBITDA, at the end of the day this is a good example of our M&A strategy in action and our goal in expanding our portfolio in commercial HVAC and the structural framing and we found this fantastic business that so far has been a great fit for us.

Integration, we believe, we're 90 days in. It's doing very, very well. We have our operations teams together working side by side, the commercial teams, the purchasing teams. What we're very pleased with is just the more time we spend with that business, we find a lot of really, really good talent at the company, and we're very pleased with how that's gone so far. And to your point, Susan, the commercial HVAC market, we believe is attractive and it's resilient over time and provides above GDP site growth.

That's why it was a key target market of ours. We found this opportunity with Elgen where we can bring some value and sophistication from a steel manufacturing standpoint and purchasing and operational expertise, and we're getting to work with we can continue to increase value with them at that company over time. And this is one of, hopefully, many that we do over time as an example here.

Joseph Hayek: And Susan, your question is really a good one relative to growth opportunities and to the resiliency of that market. We certainly agree with the latter point -- we think there are growth opportunities organically within Elgen but also we look at cross-selling opportunities in our water business, some crossover with or ClarkDietrich things related to WAVE. And so any time we continue to be able to add value with this sort of 2-step distribution market into HVAC and things that are above the ceiling or behind the walls, people are looking for kind of creative, innovative ways to consolidate their own spend, save money, and we think we can be a part of that solution for.

Susan Maklari: Yes. Okay. That's helpful, Joe. Then one more question, which is just when you think about the business broadly -- how are you balancing the investments in the growth and the cost efforts relative to the potential that we do end up in a tougher macro next year and maybe we see the consumer still really being under pressure there. And just how are you thinking about those various factors that are all coming through and noting that there's a lot of uncertainty around there, but just any thoughts generally on that positioning and how you're thinking -- how you're approaching that?

Worthington Enterprises Inc

2026 Q1 Earnings

Joseph Hayek: Yes. It's a great question. And uncertainty is really a watch word that you see, we see that there are a lot of things out there in a lot of ways, what lower interest rates are meant to do is to stimulate growth. You've seen interest rates at the very, very short end come down but not on the kind of 5, 10, 30 year and so people are still a little hesitant to even though reshoring is a priority, people are still a little hesitant to spend money and to put things into the ground and to investing CapEx, et cetera. And so, our -- the advantage we have in a lot of our businesses is we're pretty good at being -- trading down is the wrong way to think about it. But some of the things in our consumer business that we're really good at are substitutes if somebody isn't able to go on a trip or to stay in a hotel or travel internationally, they will spend more time outside. They will spend more time camping.

And we're also doing a lot of work around direct-to-consumer initiatives and really sort of thinking about our placement in bricks and mortars because our solutions can, in fact, enable the DIY-ers who are going to think about those projects instead of something different or something instead of hiring somebody. The more macro piece of that and again a lot of our portfolio is repair, remodel maintenance, a bit more insulated but not totally insulated. So, we are continuing to invest in being a smarter, more nimble company that's around AI, that's around automation.

Now that's around analytics. While absolutely kind of keeping an eye on a lid on sort of expenses that we think might not have the kinds of returns that we're looking for. I think that's probably what a lot of people would do in an environment like this is something your cost of capital goes up, but your hurdle rate goes up because your risk quotient is higher. But all things being considered, we go back through and look at where our business sits. And we feel really good about what we're doing right now. If the economy worsens, then we'll, I think do just fine and probably outperform. But as markets recover, which they always will. We feel great about how we're positioned and what our solutions will mean kind of going forward into the mid- to longer term.

Operator: (Operator Instructions) Your next question comes from the line of Walt Liptak from Seaport Research.

Walter Liptak: Yes, great call so far. A lot of questions answered. I would like to try a follow-on on the HVAC refrigerant containers. So, I think it's been a couple of

Worthington Enterprises Inc

2026 Q1 Earnings

periods so far where you've been maybe doing well with your customers increasing penetration -- is this the kind of thing where it's like a 1-year bump where you start getting on to more difficult comparisons at some point? Or is there enough customers, a big enough market where you can just continue to serve those customers really well. and increase that penetration beyond like a 1-year bump in sales.

Joseph Hayek: Yes. It's hard to predict what the future looks like. Walt, it's a very fair question. We think it's probably more the latter than the former. There are lots of things happening in these mandates for more environmentally friendly gases will continue to kind of proliferate. It's up to us to continue doing our level best to service our customers and service their customers. And so, we're able to meet this increased demand. And if ultimately, you see things change in a year it’s likely that you would have something to potentially replace a load in that runs its course. Never say never, but we’re feeling relatively good about the future of that business while understanding that these types of things don’t happen every quarter.

Walter Liptak: Okay, great. You talked a lot on this call about the different forms of seasonality and how they impact the business. So, I’m wondering if you could just go through, not in a huge amount of detail, but some detail, about the Fall and Winter and especially, going into the Spring selling season. When do you start selling products into the Spring selling season? When is the inventory lift? What are the indications from your larger customers? Then maybe in building products, too, what does the seasonality look like over the next few quarters.

Colin Souza: Yes. So, I'll take a shot at it, and Joe can fill in. I think just generally, it's -- it can vary from year-to-year, obviously depending on what's happening throughout the year. Q1 and Q2 are typically seasonally weaker than Q3 and Q4. It varies a little bit across consumer and building.

Then in particular, as you get into Q2 and Q3, it could depend just on if there's weather-related events, if it's colder sooner or if there's hurricanes or snowstorms that would drive activity and those, obviously we can't predict from year-to-year, but they do happen in those time periods. So that's the high-level way we think about it, and then you have to go kind of category by category.

Operator: That concludes our question-and-answer session. I will now turn the call back over to the company for some closing remarks.

Worthington Enterprises Inc

2026 Q1 Earnings

Joseph Hayek: Thank you all for joining us this morning. Have a wonderful rest of your week. And we look forward to speaking with everybody soon. Thank you.

Operator: This concludes today's conference call. Thank you for your participation.